EXHIBIT 99.1

CMS Bancorp, Inc. Announces Results for the Quarter and Year Ended September 30, 2007 and New Location for Eastchester Branch

WHITE PLAINS, N.Y., Nov. 6, 2007 (PRIME NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) parent of Community Mutual Savings Bank, reported net income of $10,000 ($.01 per share) for the three months ended September 30, 2007 compared to net income of $33,000 for the three months ended September 30, 2006. CMS Bancorp also announced the selection of a new location for its Eastchester, New York branch that will open in early 2008.

Results for the quarter ended September 30, 2007 reflect higher interest income of $749,000 partially offset by higher interest expense of $459,000 and a provision for loan losses of $30,000 as compared to the same period in 2006. Net interest income after the provision for loan losses increased by $260,000 compared to the three month period ended September 30, 2006. Non-interest income declined by $127,000 in the quarter ended September 30, 2007 compared to 2006 as a result of a gain on the sale of securities of $110,000 in the 2006 period. Non-interest expenses increased by $167,000, primarily due to higher benefit costs and professional fees. The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the initial public offering and the growth and diversification of the loan portfolio which grew from $120.2 million as of June 30, 2007 to $146.7 million at September 30, 2007, an increase of $26.5 million in the quarter ended September 30, 2007. Growth in the loan portfolio was funded from borrowings from the Federal Home Loan Bank of New York, by increases in deposit balances and by maturities of investment securities.

For the year ended September 30, 2007, CMS Bancorp recorded a net loss of $803,000 compared to net income of $52,000 in the year ended September 30, 2006. The net loss in 2007 includes a $774,000 contribution to establish the Community Mutual Charitable Foundation ("the Foundation") which is not currently deductible for tax purposes. Income for the year ended September 30, 2006 includes a pre tax gain on sale of securities of $110,000. The year ended September 30, 2007 includes higher interest income of $1.7 million, partially offset by an increase in interest expense of $1.3 million and a provision for loan losses of $60,000, resulting in an increase in net interest income after the provision of $428,000. For the year ended September 30, 2007 non-interest expense increased by $1.2 million primarily due to the $774,000 contribution to the Foundation. The balance of the increase in non-interest expenses of $399,000 includes higher salaries and benefits and occupancy costs, reflecting investments in personnel, infrastructure, processes and services for customers. The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the initial public offering and the growth and diversification of the loan portfolio which grew from $96.7 million as of September 30, 2006 to $146.7 million as of September 30, 2007. Deposit balances grew by $8.7 million and borrowing from the Federal Home Loan Bank of New York increased by $25.8 million during the same period.

Commenting on the quarter and year ended September 30, 2007 President and CEO John Ritacco said, "2007 and 2006 have been challenging times in the banking industry due to the flat and at times inverted yield curve. Over the past two years, short term deposit rates have risen significantly, while longer term interest rates on loans have remained within a very narrow range, thereby mitigating increases in our interest income from loan growth. While the yield curve has recently returned to a more positive slope, the flat and at times inverted curve has negatively impacted our earnings. We remain focused on loan growth and the diversification of the loan portfolio, along with carefully monitoring our deposit interest and other non-interest costs.

"We have made significant progress in meeting our strategic growth objectives, growing the loan portfolio with conservatively underwritten loans which enabled us to meet the challenges of higher market driven interest rates and to invest in new management and staff, new products and services for our customers, remodeling our Mount Vernon branch including adding an ATM and incorporating a new technology platform. The successful completion of the stock offering was a critical factor in positioning Community Mutual Savings Bank for growth and future profitability. Going forward, we believe that our investment in technology and people will help our institution to maintain its community banking focus and meet its strategic growth objectives.

"The improvement in net interest income in the quarter and the year ended September 30, 2007 reflects not only the impact of the proceeds from the sale of stock, but our continuing efforts to improve profitability by expanding and diversifying our loan portfolio while maintaining our conservative underwriting standards, and to prudently add to our deposit balances at appropriate market interest rates."

CEO Ritacco also announced, "A new location for the Eastchester branch has been selected and will open in early 2008. This new location will provide the template for future branch expansion and relocation, including more visibility, better customer access and parking, an ATM and commercial night deposit drop and better branding of our commitment to personal customer service."

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                         CMS Bancorp, Inc.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      September 30,
                                                    2007        2006
                                                 ---------   ---------
 ASSETS                                       (Unaudited, In thousands)
 ------
 Cash and cash equivalents                       $  17,540   $   3,061
 Investment securities                               4,565      19,298
 Loans, net                                        146,701      96,732
 Other assets                                        4,700       3,437
                                                 ---------   ---------
   Total assets                                  $ 173,506   $ 122,528
                                                 ---------   ---------

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                        $ 117,500   $ 108,784
 Advances from Federal Home Loan Bank               30,000       4,204
 Other liabilities                                   1,652       1,233
                                                 ---------   ---------
 Total Liabilities                                 149,152     114,221
 Stockholders' equity                               24,354       8,307
                                                 ---------   ---------
   Total liabilities and stockholders' equity    $ 173,506   $ 122,528
                                                 =========   =========

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (Unaudited, In thousands, except per share data)

                              Year Ended            Three Months Ended
                             September 30,             September 30,
                         ---------------------   ---------------------
                            2007        2006        2007        2006
                         ---------   ---------   ---------   ---------
 Interest income           $ 7,505     $ 5,720     $ 2,263     $ 1,514
 Interest expense            3,011       1,714         973         514
                         ---------   ---------   ---------   ---------
 Net interest income         4,494       4,006       1,290       1,000
 Provision for
   loan losses                  60          --          30          --
                         ---------   ---------   ---------   ---------
 Net interest income
   after provision for
   loan losses              4,434        4,006       1,260       1,000
 Non-interest income          279          312          67          84
 Gain on sale of
   securities                   --         110          --         110
                         ---------   ---------   ---------   ---------
 Non-interest expense        5,509       4,336       1,302       1,135
                         ---------   ---------   ---------   ---------
 Income (loss) before
   income taxes               (796)         92          25          59
 Income tax expense              7          40          15          26
                         ---------   ---------   ---------   ---------
 Net income (loss)         $  (803)    $    52     $    10     $    33
                         =========   =========   =========   =========
 Net (loss) per
   common share            $ (0.42)     N/A (a)    $  0.01      N/A (a)
                         =========   =========   =========   =========
 Weighted average
   number of common
   shares outstanding    1,891,490      N/A (a)  1,893,036      N/A (a)
                         =========   =========   =========   =========

 (a)  Converted to stock form on April 4, 2007

CONTACT:  Community Mutual Savings Bank
          Stephen E. Dowd, SVP & CFO
          914-422-2700